As filed with the Securities and Exchange Commission on December 28, 2022

No. 333-260094

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	4932	85-2867266
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4444 Westheimer Road, Suite G450
Houston, Texas 77027
(346) 708-8272
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward P. Taibi
General Counsel and Executive Vice President of Strategic Initiatives and Government Affairs
4444 Westheimer Road, Suite G450
Houston, Texas 77027
(346) 708-8272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable.

This post-effective amendment removes from registration all of the securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Amendment No. 2”) relates to the Registration Statement on Form S-1 (Registration Statement No. 333-260094), filed with the Securities and Exchange Commission (the “Commission”) on October 6, 2021 by Archaea Energy Inc. (the “Registrant”) and declared effective on October 21, 2021, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on August 24, 2022 and declared effective on August 30, 2022 (as so amended, the “Registration Statement”). The Registration Statement was filed by the Registrant to register up to 6,536,601 shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which were issuable upon the exercise of warrants, as well as the resale by the selling securityholders named therein of up to 6,536,601 warrants to purchase shares of Class A Common Stock and up to 62,287,804 shares of Class A Common Stock. This Amendment No. 2 is being filed by the Registrant to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement.

On December 28, 2022, pursuant to the Agreement and Plan of Merger, dated as of October 16, 2022, by and among the Registrant, LFG Acquisition Holdings LLC, a subsidiary of the Registrant (“Opco”), BP Products North America Inc., a Maryland corporation (“Parent”), Condor RTM Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Condor RTM LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Opco Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Registrant Merger”), and Opco Merger Sub merged with and into Opco with Opco continuing as the surviving company and a wholly owned subsidiary of Parent (the “Opco Merger” and, together with the Registrant Merger, the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 28, 2022.

ARCHAEA ENERGY INC.

By:	/s/ Edward P. Taibi
Name:	Edward P. Taibi
Title:	General Counsel and Executive Vice President of Strategic Initiatives and Government Affairs

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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